As filed with the Securities and Exchange Commission on November 7, 2008
Registration No. 333-151717

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT No. 1
to
FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FIRST CLOVER LEAF FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Maryland	6712	20-4797391
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6814 Goshen Road Edwardsville, Illinois 62025 (618) 656-6122	Bart J. Solon Partners Financial Holdings Inc. #1 Ginger Creek Meadows Glen Carbon, Illinois 62034 (618) 659-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________
With copies to:

Joseph T. Porter, Jr., Esq. Polsinelli Shalton Flanigan Suelthaus PC 100 South Fourth Street, Suite 1100 St. Louis, Missouri 63102	Tom W. Zook, Esq. Lewis, Rice & Fingersh, LC 500 North Broadway, Suite 2000 St. Louis, Missouri 63102
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
This Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (No. 333-151717) shall become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Registration Statement on Form S-4 is being filed solely to remove from registration securities that were registered and will not be issued in connection with the Registrant’s offering.

An aggregate 1,072,487 shares of common stock, par value $0.10 per share (“Common Stock”), of First Clover Leaf Financial Corp. (“First Clover Leaf”) were initially registered to be issued under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-4, as amended (No. 333-151717) (the “Registration Statement).  Such 1,072,487 shares of Common Stock were registered to be issued in connection with First Clover Leaf’s merger with Partners Financial Holdings Inc. (“Partners”) pursuant to that certain Agreement and Plan of Merger dated as of April 30, 2008, as amended July 29, 2008, between First Clover Leaf and Partners (as amended, the “Merger Agreement”).

On October 10, 2008, the merger of Partners with and into First Clover Leaf was consummated pursuant to the Merger Agreement and 1,068,092 shares of Common Stock of First Clover Leaf were issued as merger consideration.  No further shares of Common Stock of First Clover Leaf will be issued in connection with the merger.  In accordance with Item 22 in Part II of the Registration Statement relating to certain undertakings, this Post-Effective Amendment No.1 to the Registration Statement is being filed by First Clover Leaf for the purpose of reducing, and does hereby reduce, the number of shares of First Clover Leaf Common Stock registered to be issued to 1,068,092 shares of Common Stock, and does hereby remove 4,395 shares of Common Stock from registration.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edwardsville, State of Illinois, on November 6, 2008.

FIRST CLOVER LEAF FINANCIAL CORP.

By	/s/ Dennis M. Terry
Dennis M. Terry, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*		November 6, 2008
Joseph B. Helms	Chairman of the Board

/s/ Dennis M. Terry		November 6, 2008
Dennis M. Terry	President and Chief Executive Officer

/s/ Darlene F. McDonald		November 6, 2008
Darlene F. McDonald	Senior Vice President and Chief Financial Officer

*		November 6, 2008
Nina J. Baird	Director

*		November 6, 2008
Harry J. Gallatin	Director

*		November 6, 2008
Dean Pletcher	Director

*		November 6, 2008
Robert Richards	Director

*		November 6, 2008
Joseph Stevens	Director

*		November 6, 2008
Larry Mosby	Director

*		November 6, 2008
Donald Engelke	Director

Name	Title	Date

*		November 6, 2008
Dennis E. Ulrich	Director

*		November 6, 2008
Joseph J. Gugger	Director

*		November 6, 2008
Robert W. Schwartz	Director

*By:	/s/ Dennis M. Terry
Dennis M. Terry, Attorney-in-fact

*   An original power of attorney authorizing Dennis M. Terry to sign any amendment to the Registration Statement on Form S-4 on behalf of the above-named directors was included in Part II of the Registration Statement on Form S-4 originally filed with the Securities and Exchange Commission.